Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Unifoil Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate(3)	Amount of Registration Fee
Fees Previously Paid	Equity	Common stock, $0.001 par value per share(4)	457(o)			$20,700,000.00	0.00011020	$2,281.14
Fees Previously Paid	Equity	Common stock, $0.001 par value per share(5)	457(o)			$1,293,084.00	0.00011020	$142.50
Fees Previously Paid	Equity	Representative’s warrants(6)	457(g)			-	-	-
Fees Previously Paid	Equity	Common stock issuable upon the exercise of the Representative’s warrants(7)	457(o)			$1,593,900.00	0.00011020	$175.65
	Total Offering Amounts							$2,599.26
	Total Fees Previously Paid							$2,599.29
	Total Fee Offsets							$-
	Net Fee Due							$0.00

(1)	Pursuant to Rule 416 under the Securities Act of 1993, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Total fees previously paid were paid in connection with the filing of this registration statement on Form S-1 filed at a time when the fee rate established by the SEC was at $0.00011020.

(4)	Includes 450,000 shares that the underwriters have the option to purchase pursuant to their over-allotment option.

(5)	This registration statement also covers the resale under a separate resale prospectus by the selling shareholders named therein of up to 215,514 shares of common stock, consisting of (i) 181,820 shares underlying convertible promissory notes previously issued to certain selling shareholders in a private placement, which automatically convert upon effectiveness of this public offering into shares of the registrant’s common stock at a conversion price of $2.75, and (ii) 33,334 shares issued to Mitchell Silberberg & Knupp LLP, our legal counsel.

(6)	No fee pursuant to Rule 457(g) of the Securities Act.

(7)	We have agreed to issue to the representative of the underwriters (the “Representative”) warrants to purchase up to an aggregate number of shares of our common stock in an aggregate equal to seven percent (7%) of the aggregate number of shares of common stock sold in this offering) (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at a per share price equal to 110% of the public offering price per share of the shares of common stock sold in this offering. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is equal to 110% of $1,449,000 (which is equal to 7% of $20,700,000).